Conflicts Committee Recommends That Unitholders Accept OCI’s Tender Offer to Purchase Common Units for $11.50 per Unit in Cash

Nederland, Texas, June 19, 2018 - OCI Partners LP (NYSE: OCIP) (“OCIP”), today announced that the Conflicts Committee (“Conflicts Committee”) of the Board of Directors of OCIP’s general partner unanimously determined that the revised price being offered as of 19 June 2018 in the tender offer by our affiliate and owner of our general partner, OCI N.V. (Euronext: OCI) (“OCI”), to acquire all of the outstanding common units representing limited partner interests in OCIP not currently held by OCI or its affiliates for $11.50 per common unit in cash, is fair to OCIP’s common unitholders (other than OCI and its affiliates). The Conflicts Committee recommends, on behalf of OCIP, that unitholders accept the tender offer and tender their common units pursuant to the tender offer, noting however, that unitholders should make the decision to tender based on their own investment objectives.

The Conflicts Committee is composed solely of independent directors who meet the requirements for membership on the Conflicts Committee set forth in OCIP’s agreement of limited partnership.

OCIP has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Holders of OCIP’s common units are encouraged to review the Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety because it contains important information. Holders of units can obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, and any amendments thereto or other documents filed by OCIP with respect to the tender offer, at www.sec.gov.

Advisors

Baker Botts L.L.P. acted as legal counsel to the Conflicts Committee. Tudor Pickering Holt & Co Advisors LP acted as financial advisor to the Conflicts Committee.

Important Information

This press release is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell securities. OCIP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Any solicitation/recommendation statement filed by OCIP that is required to be mailed to unitholders will be mailed to OCIP's unitholders. INVESTORS AND UNITHOLDERS OF OCIP ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Unitholders may also obtain copies of the offer to purchase and related materials, when and as filed with the SEC, without charge from OCI N.V. or by written or oral request directed to Georgeson LLC, at (888) 566-3252.

About OCI Partners LP

OCI Partners LP owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. OCIP is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Contacts:
Hans Zayed
Director of Investor Relations
Phone: +1 917-817-5159
hans.zayed@oci.nl

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